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                         FIRST SOUTHERN BANCSHARES, INC.
                     ANNOUNCES UNAUDITED FOURTH QUARTER AND
                             ANNUAL RESULTS FOR 2002


Florence, AL - February 10, 2003 - First Southern Bancshares, Inc. (the "Company"), the holding company for First Southern Bank (the "Bank"), reported an unaudited net loss applicable to common stockholders of $323,000, or $(0.26) per diluted common share, for the fourth quarter ended December 31, 2002, as compared to a net loss of $1,802,000, or $(1.43) per diluted common share, for the fourth quarter of fiscal 2001. The Company reported an unaudited net loss applicable to common stockholders of $737,000, or $(0.59) per diluted common share, for the year ended December 31, 2002, as compared to a net loss of $7,616,000, or $(6.06) per diluted common share, for the year ended December 31, 2001. The net loss applicable to common stockholders and per diluted common share amounts reflect the impact of cumulative preferred dividends, incentive payments and the accretion of the mandatory redemption premiums on preferred stock for the periods reported.

The Company's $1.5 million decrease in the loss for the fourth quarter of 2002 as compared to the fourth quarter of 2001 is the result of several fundamental improvements. The Company's provision for loan losses decreased $2.4 million in the fourth quarter of 2002 as compared to the fourth quarter of 2001 primarily as a result of a significant decrease in the level of classified assets and charge-offs. Noninterest income increased $607,000 in the fourth quarter of 2002 as compared to the fourth quarter of 2001. Noninterest expense decreased $216,000 in the fourth quarter of 2002 as compared to the fourth quarter of 2001. Net interest income increased $91,000 in the fourth quarter of 2002 on a significantly smaller average asset base as compared to the fourth quarter of 2001. These fundamental improvements of $3.3 million in the fourth quarter of 2002 were partially offset by a decrease in income tax benefits of $1.7 million and a $139,000 provision for the cumulative dividends, incentive payments and accretion of the mandatory redemption premiums on the Company's preferred stock issued in the latter part of 2001.

The Company's $6.9 million decrease in the loss for the year ended December 31, 2002, as compared to the year ended December 31, 2001, is the result of several fundamental improvements. The Company's provision for loan losses decreased $5.3 million in 2002 as compared to 2001. Noninterest income increased $2.6 million in 2002 as compared to 2001. Noninterest income in 2002 included a net gain on the sale of two branches of $1.6 million. Noninterest expense decreased $645,000 in 2002 as compared to 2001. These fundamental improvements of $8.5 million in 2002 were partially offset by a decrease of $670,000 in net interest income on a significantly smaller average asset base, a decrease in income tax benefits of $293,000 and a $701,000 provision for the accrued cost of the Company's preferred stock.

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For a complete analysis of the Company's results of operations for 2002 and
2001, please refer to Form 10-KSB, which the Company expects to file with the Securities and Exchange Commission no later than March 31, 2003.

The Company is headquartered in Florence, Alabama, and the Bank operates through its main/executive office in Florence, a full-service office in Killen and a full-service office in Muscle Shoals.

THIS PRESS RELEASE MAY CONTAIN "FORWARD-LOOKING STATEMENTS" AS DEFINED UNDER THE FEDERAL SECURITIES LAWS. THESE FORWARD-LOOKING STATEMENTS ARE SUBJECT TO NUMEROUS ASSUMPTIONS, RISKS AND UNCERTAINTIES BECAUSE OF THE POSSIBILITY OF CHANGES IN UNDERLYING FACTORS AND ASSUMPTIONS. ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE CONTAINED IN OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS FOR A VARIETY OF FACTORS INCLUDING: THE ABILITY OF THE BANK TO COMPLY WITH THE REGULATORY REQUIREMENTS AND AGREEMENTS APPLICABLE TO IT; SHARP AND RAPID CHANGES IN INTEREST RATES; SIGNIFICANT CHANGES IN THE ECONOMIC SCENARIO FROM THE CURRENT ANTICIPATED SCENARIO WHICH COULD MATERIALLY CHANGE ANTICIPATED CREDIT QUALITY TRENDS AND THE ABILITY TO GENERATE LOANS; SIGNIFICANT DELAY IN OR INABILITY TO EXECUTE STRATEGIC INITIATIVES DESIGNED TO INCREASE CAPITAL, REDUCE NON-PERFORMING LOANS AND CLASSIFIED ASSETS, GROW REVENUES AND CONTROL EXPENSES; AND SIGNIFICANT CHANGES IN ACCOUNTING, TAX OR REGULATORY PRACTICES OR REQUIREMENTS. BECAUSE OF THE RISKS AND UNCERTAINTIES INHERENT IN FORWARD-LOOKING STATEMENTS, READERS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THEM, WHETHER INCLUDED IN THIS PRESS RELEASE OR MADE ELSEWHERE FROM TIME TO TIME BY THE COMPANY OR ON ITS BEHALF. EXCEPT AS MAY BE REQUIRED BY APPLICABLE LAW OR REGULATION, THE COMPANY ASSUMES NO OBLIGATION TO UPDATE ANY FORWARD-LOOKING STATEMENTS.

CONTACT: First Southern Bancshares, Inc., Florence, Alabama
         Roderick V. Schlosser, Executive Vice President and CFO
         (256) 718-4206